As filed with the Securities and Exchange Commission on June 7, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ALERISLIFE INC.

(Exact name of registrant as specified in its charter)

Maryland	04-3516029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
400 Centre Street Newton, MA (Address of Principal Executive Offices)	02458-1634 (Zip Code)

AlerisLife Inc.

Second Amended and Restated 2014 Equity Compensation Plan

(Full title of the plan)

Jeffrey C. Leer

Interim President and Chief Executive Officer and Chief Financial Officer and Treasurer

AlerisLife Inc.

400 Centre Street

Newton, MA 02458-1634

(Name and address of agent for service)

(617) 796-8387

(Telephone number, including area code, of agent for service)

Copy to:

Faiz Ahmad Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square 920 North King Street Wilmington, DE 19801 (302) 651-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by AlerisLife Inc., a Maryland corporation (the “Registrant”), relating to 3,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”), issuable under the AlerisLife Inc. Second Amended and Restated 2014 Equity Compensation Plan (the “Plan”). At the 2022 Annual Meeting of Stockholders of the Registrant held on June 7, 2022, the Registrant’s stockholders approved the Plan, which increased by 3,500,000 the total number of shares of Common Stock available for grant under the Plan to 6,407,259 shares of Common Stock.

This Registration Statement is filed pursuant to General Instruction E to Form S-8. Accordingly, this Registration Statement hereby incorporates by reference the contents of the registration statement on Form S-8 filed by the Registrant on June 9, 2020 (File No. 333-239034) (the “Prior Registration Statement”), with respect to the Plan, except as supplemented by the information set forth below.

This Registration Statement relates solely to the registration of additional securities of the same class as are registered on the Prior Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference the contents of the Prior Registration Statement, except as supplemented by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 3, 2022;

(c)	The Registrant’s Current Report on Form 8-K filed with the SEC on January 31, 2022; and

(d)	The description of the Registrant’s Common Stock set forth in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 2, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 6.           Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) the actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Registrant contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide indemnification if any of the following is established:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Further, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The Registrant's charter also authorizes the Registrant, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former director or officer of the Registrant or (2) any individual who, while a director of the Registrant and at the Registrant's request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Registrant and pay or reimburse such person's reasonable expenses in advance of final disposition of a proceeding. The Registrant’s charter also permits the Registrant to indemnify and advance expenses to any individual who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or a predecessor of the Registrant.

We have also entered into indemnification agreements with our directors and certain of our officers providing for procedures for indemnification by us to the maximum extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us. The Registrant also maintains directors’ and officers’ liability insurance for its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the SEC has expressed the opinion that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 8.           Exhibits.

Exhibit Number	Description

3.1	Composite Copy of Articles of Amendment and Restatement, dated December 5, 2001, as amended to date(1)

3.2	Amended and Restated Bylaws, adopted January 25, 2022(2)

3.3	Articles of Amendment, dated January 25, 2022(3)

4.1	Form of Stock Certificate(4)

5.1	Opinion of Venable LLP (Filed herewith)

23.1	Consent of Deloitte & Touche LLP (Filed herewith)

23.2	Consent of RSM US LLP (Filed herewith)

23.3	Consent of Venable LLP (Contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (Included on signature page herein.)

99.1	The AlerisLife Inc. Second Amended And Restated 2014 Equity Compensation Plan(5)

107	Calculation of Filing Fee Table (Filed herewith)

(1)  Incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on November 6, 2019.

(2)  Incorporated by reference to Exhibit 3.4 to the Registrant's Current Report on Form 8-K, filed with the SEC on January 31, 2022.

(3)  Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on January 31, 2022.

(4)  Incorporated by reference to Registrant's Current Report on Form 8-K filed with the SEC on January 31, 2022.

(5)  Incorporated by reference to Annex A to the Registrant’s definitive proxy statement for the Registrant’s 2022 annual meeting of stockholders, filed with the SEC on April 6, 2022.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on June 7, 2022.

ALERISLIFE INC.

By:	/s/ Jeffrey C. Leer
Jeffrey C. Leer
Interim President and Chief Executive Officer and Chief Financial Officer and Treasurer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey C. Leer and Stephen R. Geiger, and each of them, his, her or their true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him, her or their and in his, her or their name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he, she or they might or could do in person, hereby ratifying and conforming all that said attorneys in fact and agents, and each of them, or their respective substitutes, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date	June 7, 2022	by:	/s/ Jeffrey C. Leer
Jeffrey C. Leer, Interim President and Chief Executive Officer and Chief Financial Officer and Treasurer (Principal Executive Officer and Principal Financial Officer)

Date:	June 7, 2022	by:	/s/ Stephen R. Geiger
Stephen R. Geiger, Vice President and Chief Accounting Officer (Principal Accounting Officer)

Date:	June 7, 2022	by:	/s/ Jennifer B. Clark
Jennifer B. Clark, Managing Director

Date:	June 7, 2022	by:	/s/ Donna D. Fraiche
Donna D. Fraiche, Independent Director

Date:	June 7, 2022	by:	/s/ Bruce M. Gans
Bruce M. Gans, Independent Director

Date:	June 7, 2022	by:	/s/ Barbara D. Gilmore
Barbara D. Gilmore, Independent Director

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Date:	June 7, 2022	by:	/s/ Gerard M. Martin
Gerard M. Martin, Independent Director

Date:	June 7, 2022	by:	/s/ Adam D. Portnoy
Adam D. Portnoy, Managing Director

Date:	June 7, 2022	by:	/s/ Michael E. Wagner
Michael E. Wagner, Independent Director

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